Exhibit 23.2

Consent of Independent Auditors and Accountants

We consent to the incorporation by reference in this Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933, of the reference to our firm under the caption “Experts” and to the use of our reports dated February 20, 2013 and March 3, 2014, with respect to the audited and compiled financial statements of Countrywide Energy Services, LLC, respectively, included in the Registration Statement and related Prospectus of Rice Energy Inc.

/s/ Grossman Yanak & Ford LLP

Pittsburgh, Pennsylvania

August 13, 2014